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                                                                     EXHIBIT 1.2


         THIS SECURITY IS A BOOK-ENTRY SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES).

         Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.


                                K N ENERGY, INC.

                     8.75% Debentures due October 15, 2024


No. BE-1                                                        CUSIP #482620AM3

         K N ENERGY, INC., a corporation duly organized and existing under the laws of Kansas (herein called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns the principal sum of SEVENTY-FIVE MILLION DOLLARS on October 15, 2024, and to pay interest thereon from October 18, 1994 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually in arrears on April 15 and October 15 in each year, commencing April 15, 1995 at the rate of 8.75% per annum, until the principal hereof is fully paid or made available for full payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to




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be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

         Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in Lakewood, Colorado in such immediately available funds of the United States of America as at the time of payment are legal tender for payment of public and private debts.

         Reference is hereby made to the further provisions of this Security set forth below, which further provisions shall for all purposes have the same effect as if set forth in this place.

         Unless the certificate of authentication hereon has been executed by the Trustee referred to below by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.


Dated:  October 18, 1994


                                           K N ENERGY, INC.


                                           By ______________________________
                                              Vice President and Treasurer


ATTEST:


________________________
Assistant Secretary





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                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION


         This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.


                          BANK OF AMERICA ILLINOIS,

                                                             as Trustee

By ____________________________________________________________________
                               Authorized Officer





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         This Security is one of a duly authorized issue of securities of the
Company (here in called the "Securities"), issued and to be issued in one or more series under an Indenture, dated November 20, 1993 (herein called the "Indenture"), between the Company and Bank of America Illinois, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is Book-Entry Security representing the entire principal amount of the series designated on the face hereof, limited in aggregate principal amount to $75,000,000.

         This Security shall be subject to redemption upon not less than 30 nor more than 45 days' notice by mail at any time on or after October 15, 2004, as a whole or in part, at the election of the Company, at the following Redemption Prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period beginning October 15 of the years indicated:



                          Redemption               Redemption
                 Year       Price          Year       Price
                 ----     ----------       ----    ----------
                 2004     104.000%         2009    102.000%
                 2005     103.600%         2010    101.600%
                 2006     103.200%         2011    101.200%
                 2007     102.800%         2012    100.800%
                 2008     102.400%         2013    100.400%

and thereafter at a Redemption Price equal to 100% of the principal amount, together in each case with accrued interest to the Redemption Date, but interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holders of such Securities, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to above, all as provided in the Indenture. The Securities of this series shall not be subject to a sinking fund requirement;

         In the event of redemption of this Security in part only, subject to arrangements with the Depository, a new Security or Securities of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

         The Indenture contains provisions for defeasance of (a) the entire indebtedness of this Security and (b) certain restrictive





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covenants upon compliance by the Company with certain conditions set forth therein.

         If an Event of Default with respect to the Securities of this series shall occur and be continuing, the unpaid principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provision permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

         As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security of this series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of this series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (or premium, if any) or interest on this Security on or after the respective due dates expressed herein.

         No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency herein prescribed.

         This Security shall be exchangeable for Securities registered in the names of Persons other than the Depository with respect to





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such series or its nominee only as provided in this paragraph. This Security shall be so exchangeable if (x) the Depository notifies the Company that it is unwilling or unable to continue as Depository for this Security or if at any time such Depository ceases to be a clearing agency registered as such under the Securities Exchange Act of 1934, (y) the Company executes and delivers to the Trustee a written order providing that this Security shall be so exchangeable or (z) there shall have occurred and be continuing an Event of Default with respect to the Securities of such series. Securities so issued in exchange for this Security shall be of the same series and of like tenor, in authorized denominations and in the aggregate having the same unpaid principal amount as this Security and registered in such names as the Depository for such Book-Entry Security shall direct.

         As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon on or more new Securities of this series, and of like tenor, of authorized denominations and for the same aggregate unpaid principal amount, will be issued to the designated transferee or transferees. At the date of the Indenture such office of the Company is located at 370 Van Gordon Place, Lakewood, Colorado 80228, and its mailing address is P.O. Box 281304, Lakewood, Colorado 80228-8304.

         No service charge shall be made for any such exchange or registration of transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

         All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

         The Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York.





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